Exhibit 99.1

Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
Company▲	Ticker▲	Event Type▲	Date▲

 PARTICIPANTS

Corporate Participants

Kathleen T. Powers – Vice President, Treasurer and Investor Relations, Modine Manufacturing Co.
Thomas A. Burke – President and Chief Executive Officer, Modine Manufacturing Co.
Michael B. Lucareli – Vice President, Finance, and Chief Financial Officer, Modine Manufacturing Co.

Other Participants

Michael D. Shlisky – Analyst, JPMorgan Securities LLC
David Leiker – Analyst, Robert W. Baird & Co. Equity Capital Markets
Walter S. Liptak – Analyst, Global Hunter Securities LLC

 MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen, and welcome to the Third Quarter Fiscal 2014 Earnings Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, this conference call is being recorded.

I would now like to turn the call over to Kathleen Powers, Vice President, Treasurer and Investor Relations. You may begin.

Kathleen T. Powers, Vice President, Treasurer & Vice President

Thank you for joining us today for Modine’s Third Quarter Fiscal 2014 Earnings Call. With me today are Modine’s President and CEO, Tom Burke and Mick Lucareli, our Vice President, Finance and Chief Financial Officer.

We’ll be using slides for today’s presentation. Those links are available through both the webcast link, as well as a PDF file posted on the Investor Relations section of our company website, modine.com. Also, should you need to exit the call prior to its conclusion a replay will be available through our website beginning approximately two hours after the call concludes.

On slide 2 is an outline for today’s call. Tom and Mick will provide comments on our third quarter results and update our revenue and earnings guidance for fiscal 2014. At the end of the call, there will be a question-and-answer session.

On slide 3 is our notice regarding forward-looking statements. I want to remind you that this call may contain forward-looking statements as outlined in today’s earnings release, as well as in our company filings with the Securities and Exchange Commission.

With that, it is my pleasure to turn the call over to Tom Burke.

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
Company▲	Ticker▲	Event Type▲	Date▲

Thomas Andrew Burke, President and Chief Executive Officer

Thank you, Kathy, and good morning, everyone. I’m pleased to report for the third consecutive quarter that Modine has reported year-over-year growth in revenue, earnings and cash flow.

We delivered adjusted earnings per share for the quarter of $0.16, up $0.14 from the prior year. And our revenues were up 6%, primarily driven by sales increases in Europe and Asia, along with strong North American heating product sales in our Commercial Products segment.

Excluding the impact from lost sales due to the Airedale fire in the UK, sales would have been up nearly 9%. We’ll provide updates on our end markets for the calendar year 2014 on this call. Looking forward, we’ll provide our initial outlook for 2015 fiscal year during our year-end earnings call in late May.

Turning to page 6, revenue was up 1% in North America with higher sales to commercial vehicle and automotive customers offsetting a decrease in sales to off-highway customers. The North America off-highway segment continues to be pressured by weak demand, particularly for agricultural and mining equipment.

Construction markets appear to be stabilizing, and in some cases show signs of improvement.

Automotive and light-duty orders remain steady, and we are pursuing additional opportunities in this area as CAFE Standards continue to drive the need for additional engine and power train heat transfer technology.

Looking forward, we expect mixed market conditions in North America to continue during calendar 2014. We expect heavy truck production to be flat to up 5%, medium truck production to be up 3% to 8% and the overall off-highway markets to be flat to down 5% versus the prior year. We anticipate in particular that the agricultural equipment segment of the off-highway market will remain challenged in calendar 2014.

Please turn to page 7. Our Europe segment sales increased 21% in the third quarter, driven by higher sales to commercial vehicle customers, higher tooling sales and the impact of the stronger euro. Excluding the impact of currency, sales grew 16%.

The increase in sales to commercial vehicle customers was primarily driven by higher launch volumes for components for Euro 6 vehicles. In addition, about one-quarter of the increase related to existing Euro 5 programs.

As we’ve mentioned over the past two quarters, there was clearly a pre-buy of Euro 5 vehicles that favorably impacted our revenues this year as we had the dual effect of higher sales on mature Euro 5 programs, while also seeing volume increases as Euro 6 programs ramped up production. As a result of the pre-buy, we expect commercial vehicle volumes in Europe to decrease by 3% to 8% in calendar 2014.

Sales to automotive customers in Europe were relatively flat as higher sales of automotive components were offset by a decrease of automotive modules as the BMW program continues to wind down. The revenue of the BMW wind down during the quarter was about $5 million. We continue to expect the broad European auto sector to be flat to up 5% in calendar 2014. And we expect to continue to see smaller declines in sales of BMW modules as the remaining programs continue to wind down.

As I mentioned in the last quarter, our focus in Europe is on reducing manufacturing inefficiencies in our new commercial vehicle programs and on reaching the final stages of our restructuring program. We continue to improve our overall process capability in our new Euro 6 truck radiator production which is critical as program volumes increase.

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
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We took significant restructuring and impairment charges during the quarter primarily related to our decision to combine two manufacturing facilities in Germany. This consolidation will complete our restructuring plan for the region. We expect this consolidation to take about 18 months with the initial production equipment transfers starting in February.

Moving to South America on page 8, excluding currency impacts sales were down 5% due primarily to lower sales to commercial vehicle, automotive and power generation customers. Sales to aftermarket customers were down slightly from the prior year.

Earlier in the year, our South American markets had seen sales increase in the range of 20%. But that slowed considerably toward the end calendar 2013. As a result, some of our key customers took an extended Christmas holiday to work down excess inventory. We expect this to be temporary and that production will increase in our fourth quarter.

In addition, last year, Modine Brazil helped to support our European restructuring efforts by temporarily producing product as our Europe team moved production of certain components between plants. And this also contributed to the year-over-year sales decline.

Our outlook for calendar 2014 for this segment is for market conditions in Brazil to remain challenged, resulting in a flat to 5% growth in commercial vehicle and aftermarket sales and a flat agricultural equipment market.

Please turn to page 9. Our Asia segment sales increased by 30% with increased export sales from India to European automotive customers and increased domestic sales to off-highway customers in China. The India commercial vehicle and off-highway markets continue to show weakness, but I am encouraged by the growth in the export market. Export sales will be a big driver for sales growth in India, particularly given the current weakness of Indian rupee.

In China, the construction market, which is very important to our Asian operations, is improving, and we are seeing the impact on our build schedules. We’ve also been awarded some additional oil cooler business that will be split between Europe and Asia, improving the volumes of stainless steel oil coolers produced in our Shanghai plant.

The outlook for our markets in Asia is for generally flat to low growth in all sectors. We are actively evaluating growth and diversification strategies in this region and are fully committed to reaching a volume above our breakeven point.

Turning to page 10, sales in our Building HVAC business were down 10% in the quarter. This was driven by a $7.4 million decrease in sales from our Airedale business in the UK, resulting from the fire that halted production at the Airedale manufacturing facility on September 6. This was partially offset by an increase in sales of North American heating products.

Prior to the fire, our Airedale business was having a great year. As I mentioned last quarter, they maintained a vast majority of their orders despite the resulting delays. In the meantime, a few of the customers that cancelled their orders due to the delayed delivery schedule have actually come back to Airedale and are willing to wait for their product.

We are up and running in our temporary facilities and are taking orders and are delivering product. Although our lead times are currently longer than we would like, our orders are nearly to the levels we saw before the fire. We’re at approximately 70% capacity and are adding an additional shift to production.

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
Company▲	Ticker▲	Event Type▲	Date▲

We have just about concluded the due diligence process associated with the Barkell acquisition, and still believe we’ll be in a position to close this transaction before the end of our fiscal year.

In North America, our heating products sales were up 17% in the quarter, clearly ahead of market growth. The recent cold weather has benefited this market and we have gained share due to our strong distribution system, superior product and lead times.

And with that, I’d like to turn it over to Mick for an overview of our financial performance and guidance.

Michael B. Lucareli, Vice President, Finance, and Chief Financial Officer

Thanks, Tom. Good morning, everyone. Please turn to slide 12 and I’ll review the income statement.

As Tom mentioned, we had another strong quarter with a 6% rise in sales. I’m pleased to report that the gross margin increased by 160 basis points to 16.4%. Four of our five business segments delivered higher gross margins. The most significant drivers were the higher sales volume combined with more favorable raw material costs.

SG&A was up 5% or $2 million year-over-year, yet declined 20 basis points as a percentage of sales. As noted in the last quarter, we are accruing for higher incentive compensation expenses, which was up $4 million year-over-year. Beyond that, SG&A spending is down.

Please note that during the quarter, we recorded $11.4 million in restructuring-related items to support the final phase of our European restructuring. As Tom explained, the decision was made during the quarter to combine two manufacturing facilities in Germany into one manufacturing facility.

The largest piece is $9.4 million related to employee severance costs and then there’s an additional asset impairment charge of $2 million related to this program. There is an appendix in this presentation along with more details in our public filings regarding the restructuring costs and the adjusted earnings calculations.

I would like to point out that the tax expense was lower as foreign tax law changes lowered our tax liability. This resulted in a positive impact of about $2.5 million or $0.05 per share. So our GAAP loss per share for the quarter was $0.08 and our adjusted EPS was $0.16. This represents a significant improvement over the $0.02 last year.

Turning to slide 13; for the first nine months, free cash flow was $51 million. This is a $43 million improvement over the same period a year ago. Free cash flow in the quarter was $23 million. This is a significant improvement over the $2 million created last year. And our target for full year capital spending has lowered slightly from last quarter to approximately $55 million excluding the replacement of Airedale assets.

The strong cash flow is continuing to strengthen our balance sheet. Our net debt has declined by approximately $58 million during the year. Net debt-to-capital was 22%, and our cash has increased to just over $86 million. Note that approximately $10 million of our cash balance relates to insurance proceeds from our fire in the UK.

Please turn to slide 14 and the left side of the slide has a summary of our North American segment. As Tom mentioned, first quarter sales were relatively flat. Despite the top line challenge, the gross margin improved 200 basis points to 15.5%. The improvement was primarily due to favorable material costs and other performance-related material savings.

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
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Similar to last quarter, SG&A increased primarily due to the higher incentive compensation expenses and lower recovery of development costs. Adjusting for these two items, the underlying rate of spending would be roughly flat. Overall, operating income for the segment increased $0.5 million over the prior year.

Now looking at our European business segment on the right side; of the five segments, Europe clearly had the strongest quarter, with sales up 16% from the prior year on a constant currency basis. The gross margin improved 180 basis points to 12.2% year-over-year due to higher sales volume and favorable material costs. And as Tom mentioned, we have a lot more work to do with regards to reducing manufacturing inefficiencies with our new commercial vehicle programs and completing our restructuring.

SG&A increased $800,000 versus prior year due to higher incentive-based compensation expenses. However, as a percentage of sales, SG&A improved 90 basis points due to the higher sales volume and the result of restructuring actions previously taken.

We have included restructuring-related items on this slide to compare the underlying operating results. Excluding the restructuring-related costs, operating income increased $4.3 million to $6.1 million.

Moving on to slide 15, we have a summary of our South America and Asia business segments. The foreign exchange rate had a negative impact in Brazil during the quarter. On a constant currency basis, sales in South America were down slightly 5% or $2 million. This was the result of several unrelated items as mentioned by Tom. The gross margin declined 120 basis points to 16.3% on the lower sales volume. Overall, the lower sales volume in the quarter resulted in a $1.5 million year-over-year decline in operating income.

Now turning to the right side at our Asia business segment; sales in the quarter increased $4 million or 30%. Approximately $1 million of the increase is related to tooling sales. The remaining growth is tied to ongoing program launches in the region. As discussed in previous quarters, this segment’s margins and earnings are highly dependent on sales volume.

You can see how the gross margin improved significantly due to higher sales volume along with the ongoing favorable material cost and manufacturing improvements. While the results show an operating loss of $600,000, we are moving towards that breakeven point, and this represents a $1.9 million improvement year-over-year.

On slide 16, is the Building HVAC business segment. Reported sales were down $4 million or 10%, but as Tom mentioned, this decline was due to the fact of the fire at our Airedale facility. The impact on the sales from the fire during the quarter was approximately $7 million; excluding that impact, the segment’s sales were actually up more than 7%.

Our gross margin increased due to favorable product mix. Sales of our relatively higher-margin heating products increased due to the extreme weather conditions and market share gains.

SG&A decreased $600,000 from prior year partly due to the smaller scale of our Airedale operations in the UK. And we have not recorded income for insurance proceeds related to the recovery of lost profits. We have submitted our first business interruption claim for lost profits, but we don’t know yet when we’ll receive the first payment. Overall, this was a very solid quarter for the HVAC segment.

Now, let’s turn to our remaining fiscal 2014 guidance on slide 17. As a result of another strong quarter, we are increasing our full-year guidance. Our revenue growth has been narrowed to a range of 5% to 8% over the prior year. We anticipate adjusted EPS to be in the range of $0.65 to $0.70 versus the previous range of $0.50 to $0.60.

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
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And we continue to estimate SG&A will be in the $180 million range based on the current run rate. And even though we had a tax benefit this quarter, we continue to see the full tax year expense in the $12 million to $13 million range. This implies a higher tax expense clearly in Q4.

We are pleased with the results along with earnings and cash conversion in this very difficult environment, but we’re trying to remain cautious. In Europe, we are watching the commercial vehicle market closely, and we’re doing the same in South America.

We have one more quarter to go before we can close-out a very solid year, and we’re in the middle of our fiscal 2015 planning process. Once both of those are complete, we’ll be back to give you more perspective on the new fiscal year.

With that, Tom, I’ll turn it back to you.

Thomas Andrew Burke, President and Chief Executive Officer

Thanks, Mick. If you turn to page 18, I am pleased with the results for the third quarter, particularly with our third consecutive quarter of free cash flow generation. Overall, most of our end markets continue to hold steady, and we anticipate flat to moderate growth for the foreseeable future.

Our European team continues to improve the manufacturing process that are impacting margins on our truck program launches in the region, and will be focused on the consolidation of our German manufacturing footprint, which will be the final phase of our restructuring program.

Our Airedale business is up and running at our temporary facilities and continues to fill their order book, despite the longer lead times.

As Mick mentioned, it is great to see the business converting the increase in the sales at such a strong rate. Given the current strength of our balance sheet, we’re in a position to evaluate options for growth and we are doing just that.

We hope to close on the Barkell acquisition in the fourth quarter and will report on other initiatives as they develop.

And with that, we’ll take your questions.

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
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 QUESTION AND ANSWER SECTION

Operator:  Our first question comes from the line of Mike Shlisky of JPMorgan. Your line is open.

<Q – Mike Shlisky – JPMorgan Securities LLC>: Good morning. Hello.

<A – Tom Burke – Modine Manufacturing Co.>: Hi, Mike.

<A – Mick Lucareli – Modine Manufacturing Co.>: Hey, Mike.

<Q – Mike Shlisky – JPMorgan Securities LLC>: Hey, I just want to kick it off quickly with the EPS number. Looking at your release, is the $0.05 tax benefit included in this $0.15 or is that...

<A – Mick Lucareli – Modine Manufacturing Co.>: In the guidance range we just gave, the $0.65 to $0.70, that includes the tax benefit, so all the tax is in our net number.

<Q – Mike Shlisky – JPMorgan Securities LLC>: Okay, okay. Thanks. And then touching on China real quick, you had mentioned plans to really expand into the commercial vehicle business over there. You had some launches planned. How is that going for you so far and can you give us a little more color on the outlook as to how many more programs might be on the way there?

<A – Tom Burke – Modine Manufacturing Co.>: Well, first off, in China, we’re really pleased to see the market come back on the off-highway business which is very important with the footprint we have down. In addition, we have, the oil cooler business is coming online, launching. It is really strong in the next fiscal year. That’s about 2.8 million oil coolers we’ll be launching over a period of time that’s going to really help diversify that business.

In addition to your question, we’re really looking to diversifying the business and look at opportunities to push into commercial truck business and so on. We obviously have landed some business already and we see clear opportunities for more. So all of our areas are aggressively pushing for growth, but clearly, Asia has great opportunity and we’re pushing that heavily.

<Q – Mike Shlisky – JPMorgan Securities LLC>: Great. And then in South America, you had mentioned a production increase in the next quarter. Was that a year-over-year increase or was that sequential?

<A – Tom Burke – Modine Manufacturing Co.>: It’s sequential. And that’s going to be sequential increase; obviously, we saw a tough year, third quarter for us, calendar fourth quarter for the reasons I mentioned on a year-over-year basis. But we are starting to see, as we came back from the extended shutdown, strength of orders coming back in place both on the aftermarket side. Our commercial vehicle customers are talking about strengthening through the year coming out and in the calendar year. So we anticipate that zero to 5% increase on the commercial vehicle side in growth.

<Q – Mike Shlisky – JPMorgan Securities LLC>: Great. If I could just throw one last one in there on North America Ag. Could you maybe give us a little flavor as to how your orders looked in the quarter compared to the prior year, or maybe how your backlog looks at this time of the year versus the same time last year?

<A – Tom Burke – Modine Manufacturing Co.>: Well, I mean, I think the best way to describe it is we’ve had some downtime or orders cut from our Ag customers. So I mean, that’s really the best way to describe it. Obviously, a year ago at this time, Ag was running very strong, so this was some of the first signs of market weakness we’ve seen in the past quarters. So with commodity prices as they are, and anticipating the fact that that’s probably going to continue a while, we’re thinking it’s going to be a challenging year for Ag in North America.

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Mike Shlisky – JPMorgan Securities LLC>: Okay, great, guys. Thanks so much.

<A – Mick Lucareli – Modine Manufacturing Co.>: Yeah, thank you.

Operator:  Thank you. Our next question comes from the line of David Leiker from Baird. Your line is open.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Good morning, everyone.

<A – Tom Burke – Modine Manufacturing Co.>: Hi, David.

<A – Mick Lucareli – Modine Manufacturing Co.>: Good morning.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: A couple of things, starting with Europe.. You are a month into the first calendar quarter, any insight you can give us in terms of how much downtime your customers are taking as we go through this transition from Euro 5 to Euro 6?

<A – Tom Burke – Modine Manufacturing Co.>: What we’re seeing, David, right now, is we saw some extended downtime taken around the holidays and the volume, they’re actually reducing releases and pushing them out. We’re not saying they’re coming out. They’re just pushing the orders out. So the ramp up rate that was projected is – the slope is decreasing, but no, they’re not taking orders out, so we’re kind of snowplowing it forward. We have not seen a direct downtime, although we’ve heard speculation that there may be some downtime coming up, okay, I’m not seeing any yet.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: And then, are you in production, I mean are you seeing your Euro 6 production volumes increase sequentially here or are you still – I know there is still Euro 5 that’s going to be going for export markets, but what does that mix look like?

<A – Tom Burke – Modine Manufacturing Co.>: Yes. So well, I think we said about there will be increase in commercial truck over the last quarter, but a quarter of that was increase in Euro 5 because of that pre-buy effect, but we are seeing increases. The ramp up is happening, just not at the rate that we talked about.

So Euro 6 volumes are coming, they’re just at a let’s say a reduced level okay, and again plowing out forward, but we are ramping up to a level that’s probably somewhere in the – something less than and maybe 50% to 75% of our projected volumes were going to be at this time, but they’re not pulling the number. Well, the key point is, we’re not pulling the orders, but pushing them out.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: So we’re not seeing a repeat of what we saw in Brazil?

<A – Tom Burke – Modine Manufacturing Co.>: No. Not yet.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: And then Scania talked about that they think it’s the impact of this on the other side is going to impact calendar Q1 and calendar Q2 production. Are you seeing any of that?

<A – Tom Burke – Modine Manufacturing Co.>: Well, it’s just snowplow effect to see if that keeps going through the quarter. Right now, they’re pushing them into the next quarter from what we’ve seen in this quarter. So we’re assuming that some of that’s going to come through; how much is going to be the question. So that’s pretty good indicator from that we have – we’re close to our customers and clearly watching this, because filling the pipeline for them is very important and so they’re not taking their foot off the pedal at all, they’re just kind of saying they’re pushing them out.

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
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<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: And then in Asia, great progress, I mean you can really see what you have done there on the cost side there. What do you think as incremental volume comes through here what the contribution margin is? I am guessing this year-over-year number we’re seeing here is a little bit distorted, but any sense as to what you can give us there, Mick?

<A – Mick Lucareli – Modine Manufacturing Co.>: Yeah, I think we’d be quite happy with a 25% type conversion on incremental volume, David.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Okay. And then just lastly in terms of consolidating the German plants, any detail, is this moving one plant into the other plant or putting up a new plant to replace the two; just what your thoughts are and what the strategy is?

<A – Tom Burke – Modine Manufacturing Co.>: This is consolidating two existing plants into one existing plant. So this has been a long time in the making, and as you know, we’ve been working on this. I give a lot of credit to European team, and their partners, in negotiating this, but it’s been a very positive end result that we’re pretty pleased with.

And it’s going to take a while to get through 18 months, but it’s starting right away. And so it’s going to be delivered right on top of all the other things we’ve committed in that region, they’ve delivered both on SG&A reduction, asset reduction and consolidation of the tech center. And this is the last peg we got to put into the system here to tie down the restructuring. So I’m very pleased with it.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Yeah, it’s been a long journey, and you’ve done great managing it. So it’s good to see that come to an end.

<A – Tom Burke – Modine Manufacturing Co.>: The team has done a great job.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: What facility are you consolidating into?

<A – Tom Burke – Modine Manufacturing Co.>: Well, I’d rather not give specifics at this point. But it’s an existing facility in the German local network, and again, it’s a good move overall, as far as it gives us a little more flexibility of things we need to do because of the size of the facility, and it’s a very good work force that’s been established there, so we’re very pleased.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Okay, great. Thank you very much.

Operator:  Our next question comes from the line of Walter Liptak of Global Hunter Securities. Your line is open.

<Q – Walt Liptak – Global Hunter Securities LLC>: Hi. Thanks. Good morning.

<A – Tom Burke – Modine Manufacturing Co.>: Good morning, Walt.

<Q – Walt Liptak – Global Hunter Securities LLC>: Just to try the question on those two plants in Germany again and just thinking about the transition from Euro 5 to Euro 6. What kind of products are getting moved out of the facility that’s closing and is the timing such that you don’t get much disruption?

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
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<A – Tom Burke – Modine Manufacturing Co.>: Yeah. Well, obviously, any transfer of production is a critical transfer. And it’s going to be in aluminum product consolidation and which we have two aluminum plants that both do what we would call powertrain cooling product, both in off-highway and in automotive.

We’re consolidating those.  One, there’ll be a lot of synergy, because of that, so we have carefully, carefully designed this to make sure there’s no risk of interruption. And that’s why the 18 months projection of time of getting it done is so important. So by the end of this, we’ll have a very much higher consolidated higher synergistic footprint with higher scale in the manufacturing and in just manufacturing overhead.

<Q – Walt Liptak – Global Hunter Securities LLC>: Okay, great. And I’ll try one on the HVAC part of the business. The 17% heating increase looks really good. I wonder if you could talk about the weather impacts versus any new facilities that are going in. Is this pent-up demand that was triggered by the extreme cold or how do you view this?

<A – Tom Burke – Modine Manufacturing Co.>: Well, the majority of our sales in the heating business is replacement business going into greenhouses, investor warehouses and alike in large, let’s say, garage facilities and that type of thing.

So by far, there’s been a big replacement market, clearly, the weather is driving that, but I think this is years in the making again. Our teams have come up, put leading product out there from an efficiency standpoint, reliability standpoint, and I think I can’t give enough credit to our distribution network and manufacturing facilities. They’re able to respond to these short-term orders.

That’s a lot of times when you have a replacement business to go with the replacement. They need it on time and with the large installed base that we have out there works to our advantage. So this is one of those times when we took the weather and it lined up well with the push in demand and we’re able to cash in on it.

<Q – Walt Liptak – Global Hunter Securities LLC>: Okay. And is the demand is continuing into January?

<A – Tom Burke – Modine Manufacturing Co.>: Yeah, we’ve seen strong demand through January this quarter and that’s great for us, because typically we’ll start stocking, okay. If we’re stocking with our distributors in March and we’re going to be pushing into that pretty soon. We think it’s going to go right into February from outlook. So it’s been a great season.

<Q – Walt Liptak – Global Hunter Securities LLC>: Okay, great. Thank you.

Operator:  And I’m not showing any further questions. I’d like to turn the call back over to Kathleen Powers for closing remarks.

Kathleen T. Powers, Vice President, Treasurer and Investor Relations

Thank you. This concludes today’s call. Thank you for joining us this morning, and thanks for your interest in Modine. Good-bye.

Operator:  Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program. You may all disconnect. Everyone, have a great day.

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Modine Manufacturing Co.	MOD	Q3 2014 Earnings Call	Jan. 31, 2014
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